Exhibit 99.1

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MSCI Inc. Reports Record Results for Fiscal Fourth Quarter and Full Year 2007

New York – January 10, 2008– MSCI Inc. (NYSE: MXB), a leading provider of investment decision support tools including indices and portfolio risk and performance analytics, today announced record results for the fourth quarter and full year ended November 30, 2007.

(Note:  Percentage changes are referenced to the comparable period in fiscal year 2006.)

•	Operating revenues increased 24.6% to $101.7 million in fourth quarter 2007 and 19.1% to $369.9 million in fiscal year 2007.

•	Adjusted EBITDA more than tripled to $48.7 million in fourth quarter 2007 and increased 40.3% to $158.5 million in fiscal year 2007. See Table 6 "Reconciliation of Adjusted EBITDA to Net Income."

•	Net income grew 54.6% to $24.2 million ($0.28 per diluted share) in fourth quarter 2007 and 21.9% to $87.1 million ($1.03 per diluted share) in fiscal year 2007.

Henry A. Fernandez, Chairman and CEO, said “We are very pleased with our fourth quarter and full year results. This performance reflects the continued strength of our subscription and asset based fee business models and the diversity of our product mix and client base which spans over 60 countries. In addition, the operating leverage inherent in our business and our disciplined cost management are evident in our record results.”

“Our adjusted EBITDA margin reached 43% for the full year which is consistent with our target adjusted EBITDA margin in the low 40%’s. In any given quarter, we estimate that our level of profitability may fall within a range of 40% to 50% depending on the rate of revenue growth, particularly by our high margin exchange traded fund (ETF) fees, and the pace of investment in important initiatives for continued growth,” added Mr. Fernandez.

Selected Financial Information
Table 1

	Three Months Ended			Year Ended
	November 30,			November 30,
Amounts in thousands, except per share data	2006	2007	Chg	2006	2007	Chg
Operating revenues	$81,586	$101,658	24.6%	$310,698	$369,886	19.1%
Operating expenses	$73,629	$61,396	(16.6%)	$227,402	$240,541	5.8%
Net income	$15,676	$24,228	54.6%	$71,445	$87,100	21.9%
% Margin	19.2%	23.8%		23.0%	23.5%
Diluted EPS	$0.19	$0.28	49.3%	$0.85	$1.03	20.9%

Operating expenses excluding Founders Grant[1]	$73,629	$60,568	(17.7%)	$227,402	$239,713	5.4%
Adjusted EBITDA[2]	$15,511	$48,682	213.9%	$112,951	$158,523	40.3%
% Margin	19.0%	47.9%		36.4%	42.9%

Actual amounts may differ due to rounding.
[1] Excludes certain equity grant (“Founders Grant”) stock compensation expenses of $828,000 for the three months and year ended November 30, 2007 and $0 for the three months and year ended November 30, 2006.

[2] See Table 6 "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Summary of Results for Fourth Quarter 2007

Operating Revenues

Total operating revenues for fourth quarter 2007 increased 24.6% to $101.7 million compared to $81.6 million in fourth quarter 2006. The growth was driven by an increase in our revenues related to both subscriptions and equity index asset based fees which were up 18.1% and 64.9%, respectively, in fourth quarter 2007. Growth was broad based and extended across most product types, client categories and regions throughout the world. We experienced an increase in subscriptions to existing clients as well as the addition of 31 and 217 new clients during fourth quarter 2007 and fiscal year 2007, respectively.

Revenue growth reflects increased revenues attributable to asset growth in ETFs linked to MSCI equity indices, the licensing of additional index and analytics products by existing clients, further penetration into the European market and the addition of new clients for equity and multi-asset class products.

Equity Indices:  Revenues related to Equity Indices increased 32.5% to $56.0 million in fourth quarter 2007. Revenues from equity index subscriptions accelerated in fourth quarter 2007 and were up 20.7% to $37.3 million. The increase reflects the favorable response of our clients to our MSCI Global Investable Market Indices, especially the small cap and emerging market series.

Revenues attributable to asset based fee products increased 64.9% to $18.7 million in fourth quarter 2007, which was primarily driven by an increase in the asset base of ETFs linked to MSCI equity indices, mostly as a result of the addition of new assets and, to a lesser extent, asset appreciation.

Assets in ETFs linked to MSCI equity indices increased $79.5 billion, or 70.9%, to $191.7 billion as of November 30, 2007 from $112.2 billion as of November 30, 2006. Such assets also increased $35.2 billion, or 22.5%, from $156.5 billion as of August 31, 2007. For fiscal year 2007, approximately $57 billion of the increase in assets in ETFs linked to MSCI equity indices from fiscal 2006 was attributable to cash inflows and $23 billion to asset appreciation. Although our revenues from asset based fees are growing rapidly, they may be subject to market conditions.

The three indices with the largest amount of ETF assets linked to them as of November 30, 2007 were the MSCI EAFE, Emerging Markets and Japan Indices with $51.5 billion, $36.4 billion and $13.1 billion in assets, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products increased 14.5% to $31.6 million in fourth quarter 2007. The increase reflects strong new subscription growth for our equity risk models and related analytics products. This growth was partially due to licensing our proprietary equity risk data through a larger number of third-party software applications as well as significantly higher retention rates for Barra Aegis.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased 72.8% to $7.7 million in fourth quarter 2007. The increase primarily reflects additional subscriptions to BarraOne by asset owners and fund managers, particularly in Europe and North America. The increase in BarraOne revenues was offset in part by a decline in revenues from TotalRisk due to our decision at the end of 2006 to stop licensing subscriptions to TotalRisk and gradually transition clients from TotalRisk to BarraOne. Additional functionality, product features and data added to BarraOne over the last 12 to 18 months drove subscription growth.

Other Products: Revenues from Other Products decreased 12.8% to $6.3 million in fourth quarter 2007. The decrease reflects the cancellation by a client of a large fixed income index subscription at the end of first quarter 2007 and decreased fees based on lower assets of investment products linked to MSCI hedge fund indices. This revenue decrease was offset partially by strong new subscription growth for our energy and commodity analytics products marketed under the FEA brand.

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Operating Expenses
Operating expenses declined 16.6% to $61.4 million in fourth quarter 2007 compared to fourth quarter 2006. Excluding expenses related to the Founders Grant (as described below), operating expenses declined 17.7% to $60.6 million in fourth quarter 2007 with a decrease in compensation and non-compensation expenses of 12.5% and 23.3%, respectively. The decrease reflects lower personnel hiring activity in fourth quarter 2007, more disciplined cost management and favorable comparisons with fourth quarter 2006 which included several expense items not repeated in fourth quarter 2007. These non-recurring fourth quarter 2006 expenses totaled $15.3 million and were comprised largely of full-year bonuses paid to certain employees hired during the second half of 2006, the accrued stock based compensation expense for equity awards issued to employees eligible for retirement, recruitment fees associated with senior staff additions, acquisition related costs and an increase in bonus accruals and market data costs. Excluding expenses related to the Founders Grant and the $15.3 million of non-recurring items in fourth quarter 2006, expenses in the quarter were up 4%.

Expenses related to the Founders Grant of $0.8 million in fourth quarter 2007 reflected expenses for restricted stock units and options awarded to employees as a one-time grant which became effective in connection with the IPO discussed below.

The number of full-time employees decreased by 24 to 637 on November 30, 2007 from 661 on November 30, 2006 but increased by nine from 628 on August 31, 2007.

Interest and Other Income, Net
Interest and other income, net decreased to an expense of $6.2 million in fourth quarter 2007 from income of $5.9 million in fourth quarter 2006. The net decrease was the result of an increase in gross interest expense and a reduction of gross interest income. Gross interest income decreased as a result of holding substantially lower cash balances. We experienced higher gross interest expense on account of interest due on the demand note issued to Morgan Stanley in July 2007 and, following repayment of the demand note, on borrowings of $425.0 million under a new credit facility we entered into simultaneously with the completion of the IPO discussed below.

Provision for Income Taxes
The provision for income taxes increased 85.3% to $9.9 million in fourth quarter 2007. The effective tax rate for fourth quarter 2007 decreased to 29.0% from 38.6% in fourth quarter 2006. The decrease reflects the impact of lower tax rates applicable to non-U.S. earnings and higher domestic tax credits, as well as reduction in the state and local tax liabilities.

Net Income
Net income increased 54.6% to $24.2 million in fourth quarter 2007 from fourth quarter 2006 and the net income margin expanded to 23.8% from 19.2%. The increase primarily reflects improvement in operating profitability and a lower tax rate in fourth quarter 2007, partially offset by the decline in interest and other income.

Adjusted EBITDA
Adjusted EBITDA more than tripled to $48.7 million for fourth quarter 2007 compared to fourth quarter 2006. See Table 6 “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin expanded to 47.9% in fourth quarter 2007 from 19.0% in fourth quarter 2006. The increase reflects the operating leverage in the business as a result of the strong revenue growth across most product categories, including the high margin ETF licensing model, and more disciplined cost management. The increase in our adjusted EBITDA margin also reflects a favorable comparison with fourth quarter 2006.

Summary of Results for Fiscal 2007

Operating Revenues
Total operating revenues for fiscal year 2007 grew 19.1% to $369.9 million with double-digit percentage gains across three of our four major product categories. Growth was led by equity index asset based fees which increased 61.2% to $62.9 million due to asset inflows to ETFs linked to MSCI equity indices as well as asset

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appreciation in those investment products. Revenues from our subscription products grew 13.0% for the year to $307.0 million reflecting improvement in our retention rates across most product categories, increased subscriptions from existing clients and new client wins. Approximately 82% of our new subscriptions during fiscal year 2007 came from existing clients.

The rate of growth in our Equity Portfolio Analytics product category, in particular, showed significant improvement, up 9.7% for fiscal year 2007 compared to 3.2% growth for fiscal 2006 reflecting strong sales for equity risk data products and higher retention rates for Barra Aegis.

Revenues for Multi-Asset Class Portfolio Analytics products increased 36.7% to $23.1 million for fiscal 2007. The growth primarily reflects additional subscriptions to BarraOne as a result of product enhancements. This was partially offset by revenue declines from TotalRisk due to our decision at the end of 2006 to stop licensing subscriptions to TotalRisk.

Revenues from other products declined 3.2% to $26.2 million for fiscal 2007.

OperatingExpenses
Operating expenses for fiscal year 2007 increased 5.8% to $240.5 million compared to fiscal 2006. Excluding the Founders Grant, operating expenses increased 5.4% to $239.7 million for fiscal 2007 with compensation expense increasing 10.1% and non-compensation expense remaining unchanged. Fiscal 2006 included a number of expense items not repeated in fiscal 2007 which totaled $9.7 million. These non-recurring expenses included the accrued stock based compensation expense for equity awards issued to employees eligible for retirement, recruitment fees associated with senior staff additions and acquisition related costs. Excluding expenses related to the Founders Grant and the $9.7 million of non-recurring items in 2006, expenses for fiscal 2007 increased 10%. The increase was driven largely by higher personnel costs associated with senior management hires, additional market data costs and rent increases from the expansion of the Hong Kong office and new offices in Dubai, Chicago and Budapest.

Interest and Other Income, Net
Interest and other income, net decreased 75.6% to $3.9 million for fiscal year 2007. The net decrease was the result of an increase in gross interest expense and a reduction of gross interest income. Gross interest income decreased as a result of holding substantially lower cash balances. We experienced higher gross interest expense on account of interest due on the demand note issued to Morgan Stanley in July 2007 and, following repayment of the demand note, on borrowings of $425.0 million under a new credit facility we entered into simultaneously with the completion of the IPO discussed below.

Provision for Income Taxes
The provision for income taxes increased 28.0% to $46.2 million for fiscal year 2007. The effective tax rate for fiscal year 2007 decreased to 34.7% from 36.3% in fiscal year 2006. The decrease reflects the impact of lower tax rates applicable to non-U.S. earnings and a reduction in the state and local tax liabilities.

Net Income
Net income increased 21.9% to $87.1 million for fiscal year 2007, and the net income margin expanded to 23.5% from 23.0%. The increase reflects improvement in operating profitability and a lower tax rate in fiscal 2007, partially offset by the decline in interest and other income.

Adjusted EBITDA
Adjusted EBITDA increased 40.3% to $158.5 million for fiscal year 2007 compared to fiscal year 2006. See Table 6 “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin expanded to 42.9% for fiscal year 2007 from 36.4% for fiscal year 2006 reflecting the operating leverage in our business as a result of the strong revenue growth across most product categories, including the high margin ETF licensing model, and more disciplined cost management.

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Key Metrics
Table 2

	Year Ended
	November 30,
	2006	2007	Change
Run Rates[1] ($ thousands)
Equity index asset based fees[2]	$43,800	$76,898	75.6%
Hedge fund index asset based fees	6,880	4,963	(27.9%)
Asset based fees total	50,680	81,861	61.5%
Subscription based fees	264,317	315,644	19.4%
Total Run Rate	$314,996	$397,505	26.2%

Subscription based fees - % Americas	43%	44%
Subscription based fees - % non-Americas	57%	56%

Retention Rate[3]	91%	92%

Client Count[4]	2,709	2,926	8.0%

ETF Assets linked to MSCI indices ($ billions)	$112.2	$191.7	70.9%

Full-time employees	661	637	(3.6%)

[1]The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2]Includes transaction volume-based products, principally futures and options traded on certain MSCI indices.
[3]Our retention rate for any period represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The retention rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

[4]Our client count includes affiliates, cities and certain business units within a single organization as separate clients when they separately subscribe to our products.

Recent Developments

On November 14, 2007, MSCI Inc. successfully priced its IPO of 14 million shares of its class A common stock at a price of $18 per share. The underwriters of the IPO exercised the over-allotment option to purchase 2.1 million additional shares of class A common stock from MSCI Inc. at the public offering price of $18 per share, less the underwriting discount. In total, 16.1 million shares of class A common stock were sold in connection with the IPO. The proceeds to MSCI Inc. from the IPO were $269.5 million after underwriting discounts and commissions.

Total basic shares outstanding as of November 30, 2007 were 100.0 million.

On November 20, 2007, MSCI Inc. closed on borrowings of $425.0 million under a new $500 million credit facility. The proceeds from the IPO and borrowings under the credit facility were used to repay fully the $625.9 million demand note to Morgan Stanley.

Our stock is listed on the New York Stock Exchange under the symbol MXB.

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Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review fourth quarter and full year 2007 results on Thursday, January 10, 2008 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI Inc.'s website, www.mscibarra.com or www.msci.com, or dial 1-877-397-0298 within the United States. International callers dial 1-719-325-4880.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through January 24, 2008. To listen to the recording, visit the investor relations section of www.mscibarra.com www.msci.com, or dial 1-888-203-1112 (passcode: 4023476) within the United States. International callers dial 1-719-457-0820 (passcode: 4023476).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc.  MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Ken O’Keeffe, MSCI, New York	+ 1.212.804.1583

For media enquiries please contact:

Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Prospectus dated November 14, 2007 and filed with the Securities and Exchange Commission on November 15, 2007. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no

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obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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Table 3
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended		Year Ended
	November 30,		November 30,
Amounts in thousands, except per share data	2006	2007	2006	2007
Revenues	$81,586	$101,658	$310,698	$369,886

Operating expenses
Cost of services	38,314	29,678	115,426	121,711
Selling, general and administrative	28,776	24,593	85,820	92,477
Amortization of intangible assets	6,539	7,125	26,156	26,353
Total operating expenses	73,629	61,396	227,402	240,541

Operating income	7,957	40,262	83,296	129,345

Interest income	5,070	1,432	15,482	13,143
Interest expense	68	7,730	352	9,586
Other income	857	137	1,043	390
Interest and other income (expense), net	5,859	(6,161)	16,173	3,947

Income before discontinued operations and income taxes	13,816	34,101	99,469	133,292

Provision for income taxes	5,328	9,873	36,097	46,192

Income before discontinued operations	8,488	24,228	63,372	87,100

Income from discontinued operations, net of tax	7,188	-	8,073	-

Net income	$ 15,676	$ 24,228	$ 71,445	$ 87,100

Earnings per basic common share:
Continuing operations	$0.10	$0.28	$0.76	$1.03
Discontinued operations	0.09	-	0.10	-
Earnings per basic common share[1]	$0.19	$0.28	$0.85	$1.03

Earnings per diluted common share:
Continuing operations	$0.10	$0.28	$0.76	$1.03
Discontinued operations	0.09	-	0.10	-
Earnings per diluted common share[1]	$0.19	$0.28	$0.85	$1.03

Weighted average common shares (Basic)	83,900	86,733	83,900	84,608
Weighted average common shares (Diluted)	83,900	86,856	83,900	84,637

[1]Numbers may not add due to rounding.

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Supplemental Information
Table 4
Operating Revenues by Product Category

	Three Months Ended			Year Ended
	November 30,			November 30,
Amounts in thousands	2006	2007	Change	2006	2007	Change
Equity index subscriptions	$30,942	$37,342	20.7%	$117,752	$137,089	16.4%
Equity index asset based fees	11,330	18,680	64.9%	39,020	62,903	61.2%
Equity indices total	42,272	56,022	32.5%	156,772	199,992	27.6%
Equity portfolio analytics	27,623	31,625	14.5%	110,007	120,648	9.7%
Multi-asset class portfolio analytics	4,456	7,701	72.8%	16,873	23,070	36.7%
Other products	7,235	6,310	(12.8%)	27,046	26,176	(3.2%)
Total operating revenues	$81,586	$101,658	24.6%	$310,698	$369,886	19.1%

Table 5
Operating Expenses by Category

	Three Months Ended			Year Ended
	November 30,			November 30,
Amounts in thousands	2006	2007	Change	2006	2007	Change
Operating expenses
Cost of services	38,314	29,457	(23.1%)	115,426	121,490	5.3%
Selling, general and administrative	28,776	23,986	(16.6%)	85,820	91,870	7.0%
Amortization of intangible assets	6,539	7,125	9.0%	26,156	26,353	0.8%
Operating expenses excluding Founders Grant	$73,629	$60,568	(17.7%)	$227,402	$239,713	5.4%
Founders Grant expense	-	828	-	-	828	-
Operating expenses including Founders Grant	$73,629	$61,396	(16.6%)	$227,402	$240,541	5.8%

Table 6
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Year Ended
	November 30,		November 30,
Amounts in thousands	2006	2007	2006	2007
Adjusted EBITDA	$15,511	$48,682	$112,951	$158,523
Founders Grant expense	-	828	-	828
Depreciation and amortization	1,015	467	3,499	1,997
Amortization of intangible assets	6,539	7,125	26,156	26,353
Interest and other income (expense), net	5,859	(6,161)	16,173	3,947
Provision for income taxes	5,328	9,873	36,097	46,192
Income before discontinued operations	8,488	24,228	63,372	87,100
Income from discontinued operations, net of tax	7,188	-	8,073	-
Net income	$15,676	$24,228	$71,445	$87,100

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Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and Founders Grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68 million Founders Grant which is being amortized through 2011. Management believes that it is useful to exclude the Founders Grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68 million Founders Grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare us to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating Expenses excluding Founders Grant (described above) is deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude Founders Grant expenses from operating expenses because the Founders Grant was a one-time event.

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